Exhibit 10.1
CHIMICLES SCHWARTZ KRINER
& DONALDSON-SMITH LLP
Nicholas E. Chimicles, Pa. Id. No. 17928
Kimberly Donaldson Smith, Pa. Id. No. 84116
Timothy N. Mathews, Pa. Id. No. 91430
One Haverford Centre
361 West Lancaster Avenue
Haverford, PA 19041
Phone (610) 642-8500
Fax (610) 649-3633

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF PENNSYLVANIA

SOUTHEASTERN PENNSYLVANIA TRANSPORTATION AUTHORITY, on behalf of itself and all others similarly situated,

             Plaintiff,

      v.

ORRSTOWN FINANCIAL SERVICES, INC., ORRSTOWN BANK, ANTHONY F. CEDDIA, JEFFREY W. COY, MARK K. KELLER, ANDREA PUGH, THOMAS R. QUINN, JR., GREGORY A. ROSENBERRY, KENNETH R. SHOEMAKER, GLENN W. SNOKE, JOHN S. WARD, BRADLEY S. EVERLY, JOEL R. ZULLINGER, JEFFREY W. EMBLY, SMITH ELLIOTT KEARNS & COMPANY, LLC, SANDLER O’NEILL & PARTNERS L.P., and JANNEY MONTGOMERY SCOTT LLC,

            Defendants.
Civil Action No. 1:12-cv-00993 CLASS ACTION STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement, dated as of December 7, 2022 (“Stipulation”)1, is entered into by and among the following parties to this putative class action (“Action” or “Litigation,” as further defined herein), by and through their counsel: (i) Plaintiff Southeastern Pennsylvania Transportation Authority (“SEPTA” or “Plaintiff”); (ii) Orrstown Financial Services, Inc. and Orrstown Bank (collectively, “Orrstown”); (iii) Anthony F. Ceddia, Jeffrey W. Coy,2 Mark K. Keller, Andrea Pugh, Thomas R. Quinn, Jr., Gregory A. Rosenberry,3 Kenneth R. Shoemaker, Glenn W. Snoke, John S. Ward, Bradley S. Everly, Joel R. Zullinger, and Jeffrey W. Embly (collectively, “Individual Defendants”); (iv) Smith Elliott Kearns & Company, LLC (“SEK”); and, (v) Piper Sandler & Co.4 and Janney Montgomery Scott LLC (collectively, the “Underwriters”). Orrstown, Individual Defendants, SEK and Underwriters are collectively referred to herein as “Defendants.”
This Stipulation memorializes the terms on which Plaintiff and Defendants (together, “Parties”) have agreed to resolve this Litigation (“Settlement”), and is intended to fully, finally, and forever resolve, discharge, and settle the Released Claims, subject to approval of the Court and the terms and conditions in this Stipulation.
I.    SUMMARY OF THE LITIGATION
On May 25, 2012, SEPTA, a purchaser of Orrstown Financial Services, Inc. common stock, commenced this Action by filing a Class Action Complaint for Violations of Federal Securities Laws (“Initial Complaint”, Dkt. No. 1) in the United States District Court for the Middle District of Pennsylvania (“Court”), on behalf of itself and a proposed class of purchasers of Orrstown Financial Services, Inc. common stock from March 24, 2010 to October 27, 2011. The Initial Complaint asserted claims against Orrstown and certain Individual Defendants under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and United States Securities and Exchange Commission (“SEC”) Rule 10b-5 (collectively, the “Exchange Act Claims”), and under Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, as amended (“Securities Act” and “Securities Act Claims”).
As set forth in the Initial Complaint, the Exchange Act Claims and Securities Act Claims generally involved allegations that Orrstown’s filings with the SEC, which include filings by Orrstown in March 2010 for a $45 million public offering of 1.7 million shares of its common stock at $27 per share (the “March 2010 Offering” and “Offering Documents”) and Orrstown’s periodic, quarterly, and annual SEC reports beginning with Orrstown’s Form 10-K annual report for the fiscal year ended 2009 (the “Reports”): contained materially false and misleading statements about Orrstown’s loan portfolio, its financial condition, and whether Orrstown had taken adequate reserves to cover loan losses; concealed Orrstown’s failures of internal controls over financial reporting; and, included false and misleading audit opinions. As of April 27, 2012, Orrstown’s stock was trading at $7.94 per share.
1 All capitalized terms used herein are defined herein.
2 Deceased.
3 Deceased.
4 Piper Sandler & Co. is the successor by merger to Sandler O’Neill + Partners L.P.

On August 20, 2012 the Court appointed SEPTA as Lead Plaintiff and approved Chimicles Schwartz Kriner & Donaldson-Smith LLP5 as Lead Counsel pursuant to applicable provisions of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). (Dkt. No. 33).
Subsequently, and prior to Plaintiff filing its amended complaint in March 2013, the Parties engaged in substantive discussions about the Action, Plaintiff’s claims, and Defendants’ defenses thereto, and discussed whether resolution of the Action at that time was possible.
The Parties, however, did not reach a resolution, and on March 4, 2013, Plaintiff filed its First Amended Complaint (“FAC”, Dkt. No. 40). In addition to the claims and allegations in the Initial Complaint, the FAC asserted Exchange Act Claims and Securities Act Claims, named as additional defendants SEK and the Underwriters, and extended the claims to Persons who purchased Orrstown Financial Services, Inc. common stock between March 15, 2010 and April 5, 2012, inclusive.
Each group of Defendants moved to dismiss the FAC, which motion the Court granted on June 22, 2015. (Dkt. Nos. 92-93). SEPTA filed a motion for leave to amend, which the Court granted, and on February 6, 2016, SEPTA’s Second Amended Complaint (“SAC”) was deemed filed (Dkt. No. 101). Each group of Defendants moved to dismiss the SAC in March 2016.
On December 7, 2016, the Court granted in part and denied in part Defendants’ motions to dismiss the SAC. (Dkt. Nos. 126-127). The Court upheld certain of the Exchange Act Claims against Orrstown and certain Individual Defendants, and dismissed the Securities Act Claims in full, the Exchange Act Claims as against SEK, and all Exchange Act Claims for Reports filed prior to the second quarter of 2010. Id.
    With the motions to dismiss resolved, the PSLRA-imposed stay of discovery was lifted, and the Parties commenced discovery in or around March 2017. Plaintiff received and reviewed over a million pages of documents from Defendants and over two dozen other third-parties (including borrowers and Bank consultants), and deposed one representative from SEK and one of the Bank’s consultants. Plaintiff also sought, and engaged in telephonic and written conferrals and ultimately motion practice regarding, the production of documents that had been withheld by certain Defendants and certain third parties based on an asserted confidential supervisory information (“CSI”) privilege.
In December 2017 and January 2018, Plaintiff and certain Defendants exchanged opening and rebuttal expert reports addressing whether the Action could be certified under Fed. R. Civ. P. 23 as a class action.
On April 11, 2019, Plaintiff sought leave to file the Third Amended Complaint (“TAC”) (Dkt. No. 182), which incorporated evidence and facts Plaintiff secured in discovery and reasserted the previously dismissed claims which included the Securities Act Claims against all Defendants and the Exchange Act Claims as against SEK, and expanded the class period to assert claims on behalf of Persons who purchased Orrstown Financial Services, Inc. common
5 Effective January 2019, Plaintiff’s Counsel, which was known for 25 years as Chimicles & Tikellis LLP, changed its name to Chimicles Schwartz Kriner & Donaldson-Smith LLP, reflecting the retirement of former name partner Pamela Tikellis.

stock from March 15, 2010 through April 26, 2012, inclusive (“Class Period”). On February 14, 2020 the Court granted Plaintiff leave to file the TAC. (Dkt. Nos. 197-198).
In March 2020, Defendants moved the Court to certify for immediate interlocutory appeal the issue of whether the statutes of repose barred certain previously dismissed claims that were re-asserted in the TAC.
In April 2020, Defendants moved to dismiss the TAC in its entirety.
On July 17, 2020, the Court ruled on Defendants’ motion for interlocutory appeal, finding that there existed substantial ground for difference of opinion on the issue of whether the reasserted claims were barred by the statute of repose, and certified the issue for interlocutory appeal (Dkt. Nos. 229- 230).
On July 27, 2020, Defendants filed a petition to appeal pursuant to 28 U.S.C. §1292 in the United States Circuit Court for the Third Circuit, which SEPTA opposed on August 5, 2020. The Third Circuit granted the petition on August 13, 2020. The Parties filed their principal appeal briefs in November and December 2020, filed supplemental briefs in January 2021, and appeared for argument on February 10, 2021 before the Third Circuit Court of Appeals. On September 2, 2021, in a unanimous, precedential opinion, the Third Circuit affirmed the Court’s ruling, holding that SEPTA could reassert the previously dismissed claims in the TAC. SEPTA v. Orrstown Fin. Servs., 12 F.4th 337 (3d Cir. 2021).
Soon thereafter, while the motions to dismiss the TAC and motion to compel production of CSI were pending, the Parties agreed to engage the services of Robert Meyer, Esquire, an experienced and nationally recognized mediator with JAMS. After exchanging mediation briefs, the Parties participated in an all-day mediation with Mr. Meyer on January 19, 2022, but were unsuccessful in reaching a resolution. The Parties so informed the Court, and the Court rescheduled to July 13, 2022 the previously-continued December 9, 2021 hearing and oral argument on Defendants’ motions to dismiss the TAC.
On August 18, 2022, the Court issued its order denying in part and granting in part Defendants’ motions to dismiss the TAC (Dkt. Nos. 276-277) (the “MTD Order”). The August MTD Order, inter alia, upheld certain of the Securities Act Claims asserted in the TAC against SEK, the Underwriters, Orrstown, and certain Individual Defendants, and upheld certain of the Exchange Act Claims against SEK, Orrstown, and certain Individual Defendants. The August MTD Order granted Defendants’ motions to dismiss certain of Plaintiff’s Securities Act Claims and Exchange Act Claims that were based on certain statements in the Offering Documents and Reports.
On August 18, 2022, the Court also issued an order (Dkt. Nos. 278-279) granting SEPTA’s motion to compel production of the withheld CSI, consisting of approximately 3,000 documents, which certain Defendants produced and Plaintiff reviewed.
On October 3, 2022, Defendants filed their answers to the TAC.
During an October 5, 2022 Court-scheduled status conference, the Parties informed the Court that they were re-engaging in settlement discussions with the aid of Mr. Meyer; and,

conferring regarding a proposed case schedule to set deadlines for key events through the date of trial.
In the following weeks, the Parties separately engaged with Mr. Meyer to discuss their respective positions, and on October 28, 2022 the Parties participated in a scheduled all-day mediation session with Mr. Meyer. The October 28, 2022 mediation concluded without a settlement-in-principle, but the Parties agreed to continue discussing a potential resolution with Mr. Meyer’s assistance.
In early November 2022, Mr. Meyer presented the Parties with a mediator’s proposal to assist them in forging an agreement-in-principle to resolve the Action.
The parties accepted the mediator’s proposal, and on November 7, 2022 the Parties executed a memorandum of understanding, which set forth their agreement-in-principle to resolve and settle the Action in exchange for a total payment of $15 million to the Class, inclusive of fees and costs.
The Parties then negotiated the terms of this Stipulation.
II.    PLAINTIFF’S CLAIMS AND THE BENEFITS OF SETTLEMENT
Plaintiff believes the claims asserted in the Litigation have merit and that evidence exists to support them. However, Plaintiff and its counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action through trial and appeals. They have also taken into account the uncertainty and risk of continued litigation through expert discovery, summary judgment and trial, including the difficulties and delays inherent in complicated securities class actions and claims arising under the PSLRA, and have taken into account the availability to Defendants of defenses to the securities law violations asserted in the Action. Accordingly, based on their evaluation, Plaintiff and Lead Counsel believe that the Settlement confers substantial benefits on the Class while eliminating the risk and uncertainty of continued litigation, including the possibility that Defendants might prevail, in whole or in part. Thus, Plaintiff and its counsel have concluded, after due investigation and carefully considering the relevant circumstances, including, without limitation, the claims asserted in the Action, the legal and factual defenses thereto, and the applicable law, that (i) it is in the best interests of the Class to enter into this Stipulation in order to avoid the uncertainties of litigation and to ensure that the benefits reflected herein are obtained for the Class and (ii) the terms and conditions of this Stipulation are fair, reasonable, and adequate, and in the best interests of the Class Members.
III.    DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
Defendants have denied and continue to deny every claim alleged and all charges of wrongdoing or liability arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation, that Plaintiff or the Class have suffered any damage, and that the price of Orrstown securities was artificially inflated by alleged misrepresentations, nondisclosures or otherwise by the conduct alleged in the Litigation. Defendants maintain that they have meritorious defenses to all claims alleged in the Litigation. Nonetheless, Defendants have concluded that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to avoid the cost, risks, and distraction of continued litigation. Each of the Defendants denies any liability or wrongdoing, and this Stipulation shall in no event be construed or deemed to be evidence of, or an admission or concession on the part of any Defendant with respect to any claim or allegation of, any fault, liability, wrongdoing, or damage whatsoever or any infirmity in the defenses that Defendants have, or could have, asserted. Defendants expressly deny that Plaintiff has asserted any valid claims and expressly deny any and all allegations of fault, liability, wrongdoing, and damages.
IV.    TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiff (for itself and Class Members) and Defendants, by and through their respective counsel, that, subject to approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice as to all Settling Parties upon and subject to the terms and conditions of the Stipulation.
1.    Definitions
As used in this Stipulation, the following terms have the meanings specified here:
1.1    “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.
1.2    “Claims Administrator” means Kroll Settlement Administration, LLC.
1.3    “Class” means all Persons who purchased or otherwise acquired the common stock of Orrstown Financial Services, Inc. during the Class Period. Excluded from the Class are Defendants and their families, officers, affiliates, entities in which they have or had a controlling interest, and the legal representatives, heirs, successors-in-interest or assigns of any such excluded party. Also excluded from the Class are any Persons who timely and validly request exclusion from the Class, as approved by the Court.
1.4    “Class Member” or “Member of the Class” means a Person who falls within the definition of the Class as set forth in paragraph 1.3 above.
1.5    “Class Period” means the period from March 15, 2010 through April 26, 2012, inclusive.
1.6    “Defendants” means the defendants named in the TAC, consisting of (i) Orrstown Financial Services, Inc. and Orrstown Bank (collectively, “Orrstown”); (ii) Anthony F. Ceddia, Jeffrey W. Coy, Mark K. Keller, Andrea Pugh, Thomas R. Quinn, Jr., Gregory A. Rosenberry, Kenneth R. Shoemaker, Glenn W. Snoke, John S. Ward, Bradley S. Everly, Joel R. Zullinger, and Jeffrey W. Embly (collectively, “Individual Defendants”); (iii) Smith Elliott Kearns & Company, LLC (“SEK”); and, (iv) Piper Sandler & Co. and Janney Montgomery Scott LLC (collectively, the “Underwriters”).
1.7    “Defendants’ Counsel” means the law firms of White and Williams, LLP, Goldberg Segalla LLP, Wachtell, Lipton, Rosen & Katz, and Cozen O’Connor.
1.8    “Defendants’ Released Parties” means (i) Defendants; (ii) each and all of their respective current and former parents, affiliates, subsidiaries, beneficial owners, successors,

predecessors, assigns, and assignees; (iii) the current and former officers, directors, employees, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, attorneys, agents, affiliates, insurers (including but not limited to Liberty International Underwriters and Liberty Insurance Underwriters, Inc.), reinsurers, predecessors, successors, assigns, and advisors of each and all of the Persons or entities listed in (i) and (ii); and (iv) any entity in which a Defendants’ Released Party has a direct or indirect controlling interest or which has a direct or indirect controlling interest in a Defendants’ Released Party.
1.9    “Effective Date,” or the date upon which this Settlement becomes “effective,” is the date by which all of the events and conditions specified in ¶7.1 herein have been met and have occurred.
1.9A    “Escrow Account” means the account that is established, maintained, and controlled by the Escrow Agent into which Defendants shall deposit or cause to be deposited the Settlement Amount for the benefit of the Class pursuant to this Stipulation and subject to the jurisdiction of the Court.
1.10    “Escrow Agent” means Huntington National Bank.
1.11    “Escrow Agreement” means the agreement between Lead Counsel and Escrow Agent setting forth the terms under which the Escrow Agent shall maintain the Escrow Account.
1.11A “Fee and Expense Application” means the application or applications that Lead Counsel will submit for (a) an award of attorneys’ fees; plus (b) expenses or charges in connection with prosecuting the Litigation; plus (c) any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court, to be paid from the Settlement Fund. Lead Counsel reserves the right to make additional applications for payment of fees and expenses from the Settlement Fund, as may be appropriate.
1.12     “Final,” with respect to the Judgment or any other court order, means: (i) if no appeal is filed, the expiration date of the time provided for filing or noticing any appeal under the Federal Rules of Appellate Procedure, i.e., thirty (30) days after entry of the judgment or order; or (ii) if there is an appeal from the judgment or order, (a) the date of final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise, or (b) the date the judgment or order is finally affirmed on an appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review, and, if certiorari or other form of review is granted, the date of final affirmance following review pursuant to that grant. However, any appeal or proceeding seeking subsequent judicial review concerning only the issue of attorneys’ fees, costs, or expenses, the Plan of Allocation (as submitted or subsequently modified), or the procedures for determining Authorized Claimants’ recognized claims shall not in any way delay or preclude a judgment from becoming Final.
1.13    “Judgment” means the final judgment to be entered by the Court approving the Settlement, substantially in the form attached hereto as Exhibit B.
1.14    “Lead Counsel” means Chimicles Schwartz Kriner & Donaldson-Smith LLP.

1.15    “Litigation” or “Action” means this action, captioned Southeastern Pennsylvania Transportation Authority, et al., v. Orrstown Financial Services, et al, Civil Action No. 1:12-cv-00993 (M.D. Pa.). “Dkt. No” citations are to the docket in this Action.
1.16    “Net Settlement Fund” means the Settlement Fund less: (i) all Court-awarded attorneys’ fees, expenses, and interest, and any award to Plaintiff; (ii) Notice and Administration Expenses; (iii) Taxes and Tax Expenses; and (iv) any other Court-approved fees, expenses or deductions.
1.17    “Notice” means the long-form notice of pendency and proposed settlement of class action, substantially in the form of Exhibit A-1 attached hereto.
1.18    “Notice and Administration Expenses” means all costs, fees, and expenses incurred in connection with providing notice to the Class and the administration of the Settlement, including but not limited to: (i) providing notice of the proposed Settlement by mail, publication, and other means to Class Members; (ii) receiving and reviewing claims; (iii) applying the Plan of Allocation; (iv) communicating with Persons regarding the proposed Settlement and claims administration process; (v) distributing the proceeds of the Settlement; and (vi) fees related to the Escrow Account and investment of the Settlement Fund.
1.19    “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
1.20    “Plaintiff” or “Lead Plaintiff” or “Class Representative” mean SEPTA.
1.21    “Plaintiff’s Released Parties” means (i) Plaintiff, Lead Counsel, and all other Class Members; (ii) the current and former parents, affiliates, subsidiaries, successors, predecessors, assigns, and assignees of each of the foregoing in (i); and, (iii) the current and former officers, directors, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, agents, affiliates, insurers, reinsurers, predecessors, successors, assigns, and advisors of each of the Persons or entities listed in (i) and (ii), in their capacities as such and who has the right, ability, standing, or capacity to assert or maintain any of the Released Claims.
1.22    “Plan of Allocation” means the proposed plan, to be approved by the Court, whereby the Net Settlement Fund shall be allocated to Authorized Claimants.
1.23    “Preliminary Approval Order” means the order, substantially in the form of Exhibit A attached hereto, to be entered by the Court preliminarily approving the Settlement, approving and directing the mailing of the Notice and publication of the Summary Notice, setting deadlines by which Class Members must object to the Settlement and exclude themselves from the Class, and approving the certification of this Action under Fed. R. Civ. P. 23 for settlement purposes only.

1.24    “Proof of Claim and Release” and “Claim Form” mean the Proof of Claim and Release form for submitting a claim, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit A-2.
1.25    “Released Claims” means all Released Defendants’ Claims and all Released Plaintiff’s Claims.
1.26    “Released Defendants’ Claims” means all claims, demands, rights, liabilities and causes of action of every nature and description, whether known or Unknown Claims, whether arising under federal, state, common or foreign law, that arise out of or relate in any way to the institution, prosecution, or settlement of the claims against Defendants, except for (i) claims relating to the enforcement of the Settlement; and (ii) claims for contractual indemnity as between Defendants.
1.27    “Released Plaintiff’s Claims” means all claims, demands, rights, liabilities, and causes of action of every nature and description, whether known or Unknown Claims, accrued or unaccrued, in law or in equity, whether arising under federal, state, common or foreign law, whether direct, indirect, or derivative, that Lead Plaintiff or any other member of the Class (i) asserted in the TAC, or (ii) could have asserted in any forum that arise out of, relate to, or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions, set forth in the TAC and relate to or arise from the purchase or acquisition of Orrstown common stock during the Class Period. Released Plaintiff’s Claims do not include: (i) any claims relating to the enforcement of the Settlement; and (ii) any claims of any person or entity who or which submits a request for exclusion that is accepted by the Court.
1.28    “Releasee(s)” or “Released Parties” mean each and any of the Defendants’ Released Parties and each and any of the Plaintiff’s Released Parties.
1.29    “Releases” means the releases set forth in ¶4 of this Stipulation.
1.30    “Settlement” means the resolution of the Action in accordance with the terms and provisions of this Stipulation.
1.31    “Settlement Amount” means Fifteen Million Dollars ($15,000,000.00) in cash to be paid by wire transfer(s) to the Escrow Agent pursuant to ¶2.1-2.2 of this Stipulation.
1.32    “Settlement Fund” means the Settlement Amount plus all interest and accretions thereto, and which may be reduced by payments or deductions as provided for herein and approved by Court order.
1.33    “Settlement Hearing” means the hearing to be held by the Court to consider, inter alia, whether the proposed Settlement is fair, reasonable, and adequate and should be approved, and whether to approve the proposed Plan of Allocation and Plaintiff’s Fee and Expense Application.
1.34    “Settling Parties” means Defendants and Plaintiff, on behalf of itself and the Class.

1.35    “Summary Notice” means a summary form of the Notice for publication substantially in the form attached as Exhibit A-3 hereto, to be published as set forth in the Preliminary Approval Order.
1.36    “Tax” or “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority.
1.37    “Tax Expenses” means expenses and costs incurred in connection with the operation and implementation of ¶2.6-¶2.8 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in ¶2.8).
1.38    “Unknown Claims” means any Released Plaintiff’s Claims which the Plaintiff or Class Member does not know or suspect to exist in their favor at the time of the release of such claims, and any Released Defendants’ Claims which Defendants do not know or suspect to exist in their favor at the time of the release of such claims, which, if known by them, might have affected their decision with respect to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date of the Settlement, Plaintiff and Defendants shall expressly waive, and each of the other Class Members shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Plaintiff and Defendants acknowledge, and the Class Members shall be deemed by operation of law to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.
2.    The Settlement
A.    The Settlement Amount
2.1    Defendants shall pay into the Escrow Account the Settlement Amount of fifteen million dollars ($15,000,000) as follows:
a.    Orrstown, on behalf of Orrstown, the Individual Defendants and the Underwriters, shall pay or cause to be paid thirteen million ($13,000,000) of the Settlement Amount within thirty (30) calendar days after the entry of the Preliminary Approval Order, by wire transfer in accordance with instructions to be provided by Lead Counsel
b.     SEK, on behalf of itself, shall pay or cause to be paid two million ($2,000,000) of the Settlement Amount within ten (10) calendar days after the later to occur of (i) receipt from Lead Counsel of the information necessary to effectuate a transfer of funds to the Escrow Account by check, including the account name and “payable to” information, and a signed W-9 reflecting a valid taxpayer identification number for the qualified settlement fund in which the Settlement Amount is to be deposited, and (ii) the entry of the Judgment granting final approval of the Settlement.
If either payment due date falls on a weekend or federal holiday, the payment due date will be on the next business day. Orrstown and SEK are each only responsible for payment of that portion of the Settlement Amount set forth above as their respective portion of the Settlement Amount.
2.2     If the entire Settlement Amount is not timely paid into the Escrow Account, Lead Counsel may terminate the Settlement but only if (i) Lead Counsel has notified Defendants’ Counsel in writing via e-mail of Lead Counsel’s intention to terminate the Settlement, and (ii) the entire Settlement Amount is not transferred into the Escrow Account within three (3) calendar days after Lead Counsel has provided such written notice (with the same provision above if the payment date lands on a weekend or federal holiday).
2.3     The Settlement Fund shall be applied as follows
(a)    to pay all Notice and Administration Expenses;
(b)    to pay the Taxes and Tax Expenses described in ¶2.8 hereof;
(c)    to pay attorneys’ fees and expenses of counsel for Plaintiff (“Fee and Expense Award”), if and to the extent allowed by the Court; and,
(d)    after the Effective Date, to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.
2.4    The obligations incurred pursuant to this Stipulation shall be in full and final disposition and settlement of all Released Claims. The Settlement Amount paid by Defendants or on behalf of Defendants is the sole monetary responsibility of the Released Parties under this Stipulation.
2.5    The Released Parties are not responsible for payment of Notice and Administration Expenses, other than out of the Settlement Fund, as provided herein.
B.    The Escrow Agent
2.6    The Escrow Agent shall invest the Settlement Amount deposited pursuant to ¶2.1 -2.2 hereof in United States Agency or Treasury Securities or other instruments backed by the Full Faith & Credit of the United States Government or an Agency thereof, or fully insured by the United States Government or an Agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund in accordance with the investment guidelines set forth in this paragraph shall be borne by the Settlement Fund and the Released Parties shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions or the actions of the Escrow Agent, or any transactions executed by the Escrow Agent. The Escrow

Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of Counsel for the Parties.
2.7    Subject to further order(s) and/or directions as may be made by the Court, or as provided in the Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of the Stipulation. The Released Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the actions of the Escrow Agent, or any transaction executed by the Escrow Agent. All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.
C.    Taxes
2.8    (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of ¶2.8, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. The Escrow Agent is responsible for timely and properly preparing and delivering the necessary documentation for signature by all necessary parties, and thereafter causing the appropriate filing to occur.
(b)    For the purpose of §1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Claims Administrator. The Claims Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the election described in ¶2.8(a) hereof) shall be consistent with this ¶2.8 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.8(c) hereof.
(c)    All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Released Parties or their counsel with respect to any income earned by the Settlement Fund for any period, after the deposit of the Settlement Amount, during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes, and (ii) Tax Expenses, shall be paid out of the Settlement Fund; in all events the Released Parties and their counsel shall have no liability or responsibility for the Taxes or the Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be authorized (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); neither the Released Parties nor their counsel are responsible nor shall they have any liability for any Taxes or Tax Expenses. The Settling Parties

agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.8.
D.     Class Certification
2.9    Solely for purposes of the Settlement, Defendants stipulate and agree to (a) certification of the Litigation as a class action pursuant to Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure on behalf of the Class; (b) certification of Plaintiff as the Class representative for the Class; and (c) appointment of Lead Counsel as Class counsel for the Class pursuant to Rule 23(g) of the Federal Rules of Civil Procedure. If the Settlement does not become effective for any reason, the stipulations provided for in this paragraph shall be null and void and shall not be referred to or used in any way in this Action or in any litigation, and the position of the Parties with respect to class action certification will be restored to that set forth in Section IV.7.
E.    Termination of Settlement
2.10    In the event that the Stipulation is not approved or the Stipulation is terminated, canceled, or fails to become effective for any reason, the Settlement Fund less Notice and Administration Expenses, Taxes and Tax Expenses paid, incurred, or due and owing in connection with the Settlement, shall be refunded pursuant to written instructions from Defendants’ Counsel in accordance with Section IV.7 herein.
3.    Preliminary Approval Order and Settlement Hearing
3.1    Upon execution of this Stipulation, Lead Counsel shall promptly submit the Stipulation and related materials to the Court, file an unopposed motion for preliminary approval of the Settlement as set forth in the Stipulation, and apply for entry of the Preliminary Approval Order, substantially in the form of Exhibit A attached hereto, requesting, inter alia, preliminary approval of the Settlement, approval for mailing of the Notice and publication of a Summary Notice (substantially in the forms of Exhibits A-1 and A-3 attached hereto), and certification of the Class for settlement purposes. The Notice shall include, inter alia, the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application, and a request to set a date for the Court to hold the Settlement Hearing.
4.    Releases
4.1    The obligations incurred pursuant to this Stipulation are (a) subject to approval by the Court and entry of the Judgment, reflecting such approval becoming Final; and, (b) in full and final disposition of the Action with respect to the Released Parties and Released Claims.
4.2    Upon the Effective Date of the Settlement, by operation of the Judgment, Plaintiff, on behalf of itself and the Plaintiff’s Released Parties, and the Class Members shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Plaintiff’s Claim against Defendants’ Released Parties, and shall forever be barred and enjoined from commencing, instituting, prosecuting, or maintaining any and all of the Released Claims against any of the Defendants’ Released Parties in any jurisdiction.

4.3    Upon the Effective Date of the Settlement, by operation of the Judgment, Defendants shall have, fully, finally, and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Defendants’ Claim against Plaintiff’s Released Parties, and against each other, and shall forever be barred and enjoined from commencing, instituting, prosecuting, or maintaining any and all of the Released Claims against any of the Plaintiff’s Released Parties and against each other in any jurisdiction.
4.4    Notwithstanding ¶¶ 4.2-4.3 above, nothing in the Judgment shall bar any action by any of the Settling Parties to enforce or effectuate the terms of this Stipulation or the Judgment.
5.    Notice, Claims Administration, Calculation of Claims and Supervision and Distribution of the Settlement Fund
5.1    Except as otherwise provided herein, the Net Settlement Fund shall be held in the Escrow Account until the Effective Date.
    5.2    Pursuant to the Class Action Fairness Act (“CAFA”), 28 U.S.C. § 1715, no later than ten (10) days after the Stipulation is filed with the Court, Defendants will serve proper notice of the proposed Settlement upon the appropriate representatives and, within three (3) business days thereafter, will provide written notification to Lead Counsel and the Court that they have done so. Defendants shall be responsible for all costs and expenses related to such notification.
5.3    Within ten (10) calendar days after the entry of the Preliminary Approval Order, at no cost to Plaintiff or the Class, Defendants shall provide Plaintiff with Orrstown’s transfer agent’s lists or records in electronic searchable form (such as Excel) of the names and addresses of Persons who were record holders of Orrstown common stock during the Class Period (“Orrstown Notice List”) , to the extent such records are retrievable by the transfer agent(s).
5.4    Within twenty-one (21) calendar days after the entry of the Preliminary Approval Order, the Claims Administrator will mail the Notice and Claim Form to all members of the Class who can be identified with reasonable effort utilizing the Orrstown Notice List and proprietary lists maintained by the Claims Administrator of banks, brokers and other nominees. In the Notice, the nominees will be directed to provide names and addresses to the Claims Administrator or will request copies of the Notice/Claim Form that they will mail to their customers. Within twenty-eight (28) calendar days after the entry of the Preliminary Approval Order, the Claims Administrator will cause the publication or dissemination of the Summary Notice once each in Investors’ Business Daily and over PRNewswire.
5.5    Lead Counsel shall cause to be provided to Defendants’ Counsel copies of all requests for exclusion, and any written revocation of requests for exclusion, as expeditiously as possible, and within the sooner of three (3) calendar days of Lead Counsel’s receipt or fourteen (14) calendar days prior to the Settlement Hearing.
5.6    Prior to the Effective Date, and after the Court enters the Preliminary Approval Order, without further approval from Defendants or further order of the Court, Lead Counsel may pay from the Settlement Fund reasonable Notice and Administration Expenses incurred of up to $125,000. Additional amounts may be paid before the Effective Date upon approval from

Defendants or order of the Court. Taxes may be paid as incurred without further order of the Court or approval of Defendants. In the event the Effective Date of the Settlement does not occur, such payments shall be made from the Settlement Fund without recourse to Plaintiff or Lead Counsel.
5.7    After the Effective Date of the Settlement, without further approval of Defendants or further order of the Court, Notice and Administration Expenses may be paid as incurred. Defendants shall have no responsibility for, and no liability whatsoever with respect to, notice to the Class or any Notice and Administrative Expenses, except that Defendants shall be responsible for providing any required notice under CAFA at their own expense, as provided for herein.
5.8    Within 120 calendar days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Claim Form, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified therein. Any Person who files a Claim Form shall reasonably cooperate with the Claims Administrator, including by promptly responding to any inquiry made by the Claims Administrator.
5.9    After the Effective Date, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following provisions in this Section IV.5.
5.10    The Claims Administrator, subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants in accordance with the terms of this Stipulation and the Court-approved Plan of Allocation.
5.11    All Members of the Class (except Persons who have timely and validly requested exclusion from the Class) shall be bound by all determinations and judgments in the Litigation concerning the Settlement, including, but not limited to, the releases provided for therein, whether favorable or unfavorable to the Class, regardless of whether such Persons seek or obtain by any means, including, without limitation, by submitting a Proof of Claim and Release form or any similar document, any distribution from the Settlement Fund or the Net Settlement Fund.
5.12    Except as otherwise ordered by the Court, all Class Members who fail to timely submit a valid Proof of Claim and Release or a request for exclusion within the period as may be ordered by the Court or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment, and will be barred from bringing any action against the Released Parties concerning the Released Claims. Notwithstanding the foregoing, Lead Counsel shall have the discretion (but not an obligation) to accept late-submitted claims for processing by the Claims Administrator so long as distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed thereby.

5.13    After the Effective Date, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or circumstances require, the Net Settlement Fund shall be distributed to the Authorized Claimants whose recognized claim computes to $10.00 or more.
5.14    If there is any balance remaining in the Net Settlement Fund after a reasonable period of time after the date of the initial distribution of the Net Settlement Fund, Lead Counsel shall, if feasible, reallocate (which reallocation may occur on multiple occasions) such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any de minimis balance which still remains in the Net Settlement Fund shall be donated to MidPenn Legal Services, or a non-profit and non-sectarian organization(s) chosen by the Court.
5.15    Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund by the Claims Administrator. Lead Counsel shall have the discretion, but not the obligation, to advise the Claims Administrator to waive what Lead Counsel deem to be de minimis or formal or technical defects in any Proof of Claim submitted, or to accept untimely claims if distribution of the Net Settlement Fund will not be materially delayed thereby. Lead Counsel shall bear no responsibility for the exercise or non-exercise of this discretion.
5.16     Defendants shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith, subject to Court approval.
5.17    No Person shall have any claim of any kind against the Defendants with respect to the matters set forth in ¶¶5.6-5.15 and Plaintiff’s Released Parties release the Defendants’ Released Parties from any and all liability and claims arising from or with respect to the administration, investment or distribution of the Settlement Fund.
5.18    No Person shall have any claim of any kind against Defendants, Plaintiff, Lead Counsel, Defendants’ Counsel, or the Claims Administrator, based on determinations or distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
5.19    It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund, including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the Settlement.
6.    Plaintiff’s Attorneys’ Fees and Expenses
6.1    Lead Counsel will submit to the Court a Fee and Expense Application, for an award from the Settlement Fund of attorneys’ fees and payment of expenses incurred in prosecuting the Action, including any earnings on such amounts at the same rate and for the same periods as earned by the Settlement Fund. Lead Counsel reserves the right to make additional applications for fees and expenses incurred. Defendants take no position on Lead Counsel’s Fee and Expense Application.
6.2    Any attorneys’ fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes the Judgment and an order awarding such fees and expenses, notwithstanding the existence of any timely filed objections thereto or to the Settlement, or potential for appeal therefrom, or collateral attack on Fee and Expense Application, the Settlement or any part thereof.
6.3    If the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and such reversal, modification, cancellation or termination becomes Final and not subject to review, and if the Fee and Expense Award has been paid to any extent, then Lead Counsel shall make the appropriate refund or repayment to the Settlement Fund no later than thirty (30) calendar days after receiving notice of the termination of the Settlement pursuant to this Stipulation, or notice from a court of appropriate jurisdiction of the disapproval of the Settlement by a Final non-appealable court order, or notice of any reduction or reversal of the award of attorneys’ fees and/or expenses by Final non-appealable court order.
6.4    The procedure for and allowance or disallowance by the Court of Lead Counsel’s Fee and Expense Application, to be paid out of the Settlement Fund, are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and shall have no effect on the terms of the Stipulation or on the validity or enforceability of the Settlement. The approval of the Settlement, and it becoming Final, shall not be contingent on any fee or expense award to Lead Counsel, or any appeals from such awards. Any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the Settlement of the Litigation set forth therein.
6.5    Any fees and/or expenses awarded by the Court shall be paid solely from the Settlement Fund.
7.    Conditions of Settlement, Effect of Disapproval, Cancellation or Termination
7.1    The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events
(a)    the Settlement Amount has been deposited into the Escrow Account;
(b)    the Court has entered the Preliminary Approval Order, substantially in the form set forth in Exhibit A attached hereto;
(c)    the Court has granted final approval to the Settlement as described herein, following notice to the Class and a hearing, as required by Rule 23 of the Federal Rules of Civil Procedure, and entered the Judgment, substantially in the form of Exhibit B attached hereto;

(d)    Defendants have not exercised their option to terminate the Stipulation pursuant to ¶7.3 hereof; and
(e)    the Judgment has become Final.
7.2    Upon the Effective Date, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished and the Releases herein shall be effective. If the conditions specified in ¶7.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶7.4 hereof unless Lead Counsel and Defendants’ Counsel mutually agree in writing to proceed with the Stipulation.
7.3    Defendants shall have the option to terminate the Settlement if Class Members who in the aggregate purchased more than a certain number of shares of Orrstown Financial Services, Inc. common stock during the Class Period, timely and validly exclude themselves from the Class in accordance with and in the manner set forth in the Notice, as set forth in a confidential separate agreement (the “Supplemental Agreement”) to be executed between Plaintiff and Defendants, by and through their counsel, concurrently with this Stipulation. The terms of the Supplemental Agreement shall not be disclosed in any other manner other than the statements herein and in the Notice, or as otherwise provided in the Supplemental Agreement unless and until the Court otherwise directs or a dispute arises between Plaintiff and Defendants concerning its interpretation or application. If submission of the Supplemental Agreement to the Court is required for resolution of a dispute or is otherwise ordered by the Court, the Parties will undertake to have the Court review the Supplemental Agreement in camera without filing it on the docket. If the Court requires that the Supplemental Agreement be filed, the Parties shall request that it be filed under seal or with the percentage redacted.
7.4    Plaintiff and Defendants each shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) calendar days only if one or more of the following occurs:
(a)     the Court’s refusal to enter the Preliminary Approval Order substantially in the form set forth in Exhibit A attached hereto;
(b)     the Court’s refusal to approve this Stipulation;
(c)     the Court’s refusal to enter the Judgment, or a judgment substantially in the form of Exhibit B attached hereto;
(d)     the date upon which the Judgment is reversed or vacated or altered following any appeal taken therefrom, or is successfully collaterally attacked; or
(e)     the failure of the Effective Date to occur for any reason.
For avoidance of doubt, no order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation, Fee and Expense Application, or the amount of any attorneys’ fees, expenses, and interest awarded by the Court to Lead Counsel or any amount awarded to Plaintiff shall operate to terminate or cancel this Stipulation or constitute grounds for cancellation or termination of the Stipulation.

7.5    Unless otherwise ordered by the Court, if the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for the terminating Settling Party to the other Settling Parties and the Escrow Agent, the Settlement Fund (including accrued interest), less expenses which have either been disbursed or are chargeable to the Settlement Fund pursuant to ¶¶ 2.8, 2.10, 5.4, 5.6 hereof, shall be refunded from the Escrow Account pursuant to written instructions from Defendants’ Counsel. The Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Amount and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, pursuant to written instructions from Defendants’ Counsel.
7.6    If the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of November 1, 2022. In such event, the terms and provisions of the Stipulation, with the exception of Section VI.1, and ¶¶ 2.6-2.8, 6.3, 7.5-7.7, and 9.5 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation, Fee and Expense Application, or the amount of any attorneys’ fees, costs, expenses, and interest awarded by the Court to Lead Counsel shall operate to terminate or cancel this Stipulation or constitute grounds for cancellation or termination of the Stipulation.
7.7    If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither Plaintiff nor Lead Counsel shall have any obligation to repay any amounts disbursed pursuant to ¶¶ 2.8, 2.10, 5.4, 5.6. In addition, any expenses already incurred pursuant to ¶¶ 2.8, 2.10, 5.4, 5.6 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶7.5 hereof.
7.8    In the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of Defendants to be a voidable preference, voidable transfer, fraudulent transfer, or similar transaction under Title 11 of the United States Code (Bankruptcy), or applicable state law, and any portion thereof is required to be refunded and such amount is not promptly deposited in the Settlement Fund by or on behalf of any Defendant, then, at the election of Plaintiff, as to Defendants, the Settlement may be terminated and the Judgment entered in favor of Defendants pursuant to the Settlement shall be null and void and the Settlement Fund shall be promptly returned. Alternatively, at the election of Plaintiff, the Settling Parties shall jointly move the Court to vacate and set aside the release given and the Judgment entered in favor of the Defendants and that the Defendants and Plaintiff and the Members of the Class shall be restored to their litigation positions as of November 1, 2022, and the Settlement Fund shall be promptly returned.

8.    No Admission of Wrongdoing or Concession by any Settling Party
8.1    The Settlement, this Stipulation (whether or not consummated) and the Exhibits hereto, including the contents thereof, the negotiations leading to the execution of this Stipulation and the Settlement, any proceedings taken pursuant to or in connection with this Stipulation, and/or approval of the Settlement (including any arguments proffered in connection therewith), and any communication relating thereto, are not evidence, nor an admission or concession by any Settling Party or its counsel, of any fault, liability or wrongdoing whatsoever, as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, or as to the validity or merit of any of the claims or defenses alleged or asserted in any such action or proceeding.
8.2    Neither the Settlement, this Stipulation (whether or not consummated) and the Exhibits hereto, including the contents thereof, the negotiations leading to the execution of this Stipulation and the Settlement, nor any proceedings taken pursuant to or in connection with this Stipulation, and/or approval of the Settlement (including any arguments proffered in connection therewith) shall be (a) offered or received against any Settling Party as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any Settling Party of the truth of any allegations by Plaintiff, or the validity of any claim or defense that has been or could have been asserted in the Litigation, or the validity or deficiency of any defense that has been or could have been asserted in the Litigation or in any other litigation, including, but not limited to, litigation of the Released Claims, or that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial or in any proceeding other than this Settlement; or, (b) offered or received against any Settling Party as evidence of a presumption, concession, or admission of any fault, misrepresentations, or omission, the absence of any fault, misrepresentation, or omission, with respect to any statement or written document approved or made by any Defendant, or against Plaintiff or any Member of the Class as evidence of any infirmity in the claims of Plaintiff and the Class; provided, however, that if this Stipulation is approved by the Court, the Settling Parties may refer to it to effectuate the releases granted them hereunder.
8.4    Settling Parties may file this Stipulation and/or Judgment from this Action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.
9.    Miscellaneous Provisions
9.1    The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.
9.2    The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The Judgment will contain a finding that, during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11, and, based upon the publicly available information at the time, this Action was filed in good faith, and was not frivolous. The Settling Parties agree that the Settlement Amount and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.
9.3    Plaintiff and its counsel and Defendants and their counsel shall not make any accusations of wrongful or actionable conduct by any party concerning the prosecution, defense, and resolution of the Action, and shall not otherwise suggest that the Settlement embodied in this Stipulation constitutes an admission of any claim or defense alleged. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate (while protecting from disclosure confidential communications made in furtherance of settlement), any contention made in any public forum regarding the Litigation, including that the Litigation was brought without a reasonable basis.
9.4    All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.
9.5    Whether or not this Stipulation is approved by the Court and whether or not the Settlement embodied in this Stipulation is consummated, the Settling Parties and their counsel shall use their best efforts to keep all negotiations, discussions, acts performed, agreements, drafts, documents signed and proceedings had in connection with this Stipulation confidential. Notwithstanding the foregoing, the Settling Parties agree that this Stipulation, when signed by or on behalf of the Settling Parties, will be made public and may be filed publicly as part of any motion for preliminary or final approval of the Settlement.
9.6    All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference. Notwithstanding the foregoing, if there is a conflict or inconsistency between the terms of this Stipulation and any exhibit attached thereto, the terms of this Stipulation shall prevail.
9.7    Defendants shall determine the form of notice to be provided for the purpose of satisfying the requirements of the Class Action Fairness Act and will identify those who are entitled to receive notice as provided for therein. Defendants shall be responsible for providing such notice within ten (10) calendar days after this Stipulation is filed with the Court, as provided for in 28 U.S.C. §1715(b) and for all expenses and costs related thereto.
9.8    The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
9.9    The waiver by any Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.
9.10    The Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the Parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. Except as otherwise provided herein or in a separate written agreement, each party shall bear its own costs.

9.11    Lead Counsel, on behalf of the Class, is expressly authorized by Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which it deems appropriate.
9.12    Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
9.13    The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court. Signatures sent by facsimile or pdf via e- mail shall be deemed originals.
9.14    The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.
9.15    The Court shall retain jurisdiction with respect to implementing and enforcing the terms of the Stipulation, and all Settling Parties submit to the Court’s jurisdiction for purposes of implementing and enforcing the Settlement embodied in the Stipulation and matters related to it. Any such actions, motions, or disputes arising under or to enforce this Stipulation or any portion thereof shall be commenced and maintained only in this Court.
9.16    Plaintiff and Defendants agree to suspend all activity in this Litigation except as necessary to present the Settlement to the Court and to cooperate in seeking the Court’s approval of the Preliminary Approval Order, which provides that all activity in this Litigation shall be stayed, and all Class Members shall be barred and enjoined from prosecuting any of the Released Claims against any of the Released Parties, pending final approval of the Settlement.
9.17    Nothing in the Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney-client privilege, joint defense privilege, or work product protection.
9.18    Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
9.19    This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the Commonwealth of Pennsylvania, and the rights and obligations of the Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the Commonwealth of Pennsylvania without giving effect to Pennsylvania’s choice-of-law principles. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between all Parties and that all Parties have contributed substantially and materially to the preparation of this Stipulation.
9.20    Within ten (10) calendar days of entry of Final Judgment by the Court, each party receiving CSI shall certify to Orrstown’s counsel that all such CSI has been destroyed, or deleted if electronically stored. The Parties understand and agree that such certifications may be provided to those entities who have asserted that documents, information or things were protected by the CSI privilege.
IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed, by their duly authorized attorneys, as of December 7, 2022.

/s/ Nicholas E. Chimicles
Nicholas E. Chimicles
Kimberly Donaldson-Smith
Timothy N. Mathews
CHIMICLES SCHWARTZ KRINER
& DONALDSON-SMITH LLP
One Haverford Centre
361 West Lancaster Avenue
Haverford, PA 19041
Telephone: (610) 642-8500
Fax: (610) 649-3633
nick@chimicles.com
kimdonaldsonsmith@chimicles.com
tnm@chimicles.com

Counsel for Plaintiff Southeastern Pennsylvania Transportation Authority

/s/ David J. Creagan
David J. Creagan
David E. Edwards
Farzana Islam
WHITE AND WILLIAMS, LLP
1650 Market Street
One Liberty Place, Suite 1800
Philadelphia, PA 19103
215-864-7032
Email: creagand@whiteandwilliams.com
edwardsd@whiteandwilliams.com
islamf@whiteandwilliams.com
Counsel for Orrstown Defendants

/s/ Michael Luongo
Seth L. Laver
Michael P. Luongo
GOLDBERG SEGALLA LLP
1700 Market Street
Suite 1418
Philadelphia, PA 19103
267-519-6820
Fax: 267-519-6801
Email: slaver@goldbergsegalla.com
Counsel for Defendant Smith Elliott Kearns & Company, LLC

/s/ Bradley R. Wilson
Bradley R. Wilson
Emily R. Barreca
WACHTELL, LIPTON, ROSEN
& KATZ
51 West 52nd Street
New York, NY 10019
(212) 403-1000
Email: BRWilson@wlrk.com

Counsel for Defendants Piper Sandler & Co. and Janney Montgomery Scott LLC